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Ex12e
                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)
                                         1995         1996         1997         1998       1999
Earnings, as defined:
  Income before  income taxes        $ 135,333   $  142,710   $  138,746    $ 140,984   $ 143,078
  Adjust for distributed income of
  equity investees                      (2,058)      (1,413)      (3,943)      (4,697)       (837)
  Equity in loss of equity method
  investments                                0            0            0          476           0
  Minority interest in losses of
  majority owned subsidiaries                0            0            0         (125)          0
  Supplemental fixed charges, as
  below                                 59,992       60,939       64,317       63,967      65,526

     Total earnings, as defined      $ 193,267   $  202,236   $  199,120    $ 200,605   $ 207,767

Fixed charges, as defined:
  Interest charges                   $  56,456   $   57,348   $   60,761    $  60,593   $  62,014
  Rental interest factor                   925          991          982          801         955

     Total fixed charges                57,381       58,339       61,743       61,394      62,969

  Supplemental increment to fixed
   charges*                              2,611        2,600        2,574        2,573       2,557


     Total supplemental fixed
       charges                       $  59,992   $   60,939   $   64,317    $  63,967   $  65,526

Supplemental ratio of earnings to
   fixed charges                         3.22x        3.32 x       3.10x        3.14x       3.17x


*Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.


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